Ndamukong Suh Appointed to Board of

Directors of Ballantyne Strong

OMAHA, Nebraska (January 19, 2016) – Ballantyne Strong, Inc. (NYSE MKT: BTN), a holding company with diverse business activities focused on serving the cinema, retail, financial and government markets, today announced that Ndamukong Suh has been appointed to its board of directors, effective January 18, 2016. Ndamukong Suh commented, “I’m honored to be appointed to the board of directors at Ballantyne Strong. This is a great responsibility that I do not take lightly. I look forward to working with my fellow board members to build long term shareholder value at Ballantyne Strong.”

Kyle Cerminara, Chairman and CEO of Ballantyne Strong, commented, “We are excited to welcome Ndamukong to the board of directors. Ndamukong has a demonstrated passion for business that rivals his passion for football. Ndamukong continues to have a distinguished career as a leader in the NFL. We believe that his experience and leadership ability will be a valuable addition to the board as we continue to execute on our strategic vision for Ballantyne Strong.”

Friend and mentor, Warren Buffett, Chairman and CEO of Berkshire Hathaway, commented “I once said that I was glad he’s not running against me for a board spot. I meant it. I believe that Ndamukong has a bright future as a businessman and I look forward to hearing about his many successes.”

“We are excited to have Ndamukong as an important part of the Miami Dolphins organization. I’m delighted that he has the opportunity to join the board of Ballantyne Strong. I’m supportive of Ndamukong both on and off the field,” commented Stephen Ross, Chairman and Founder of Related Companies and Chairman and Owner of the Miami Dolphins organization.

Mr. Suh, 29, has been a defensive tackle for the Miami Dolphins organization since the 2015 season. Prior to signing with the Miami Dolphins organization, Mr. Suh was a defensive tackle with the Detroit Lions organization from his rookie season in 2010 to his departure in 2015. Mr. Suh has been an investor and partner in numerous real estate and aviation projects and a strategic development partner and investor in numerous businesses. Mr. Suh is the founder of the Ndamukong Suh Family Foundation. Mr. Suh graduated from the University of Nebraska in 2009 with a Bachelor’s degree in Engineering focused on Construction Management.

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong and its subsidiaries engage in diverse business activities including the design, integration and installation of technology solutions for a broad range of applications; development and delivery of out-of-home messaging, advertising and communications; manufacturing of projection screens; and providing managed services including monitoring of networked equipment. The Company focuses on serving the cinema, retail, financial, and government markets.

1

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from management’s expectations.

CONTACT:

Nate Legband	Elise Stejskal
Chief Financial Officer	Investor Relations
402/829-9404	402/829-9423

2